Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

TRIPLEPOINT VENTURE GROWTH BDC CORP.

AND

TPVG ADVISERS LLC

Investment Advisory Agreement, dated as of February 18, 2014 (this “Agreement”), by and between TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation (the “Corporation”), and TPVG ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a newly organized corporation that will operate as a closed-end, externally managed, non-diversified management investment company;

WHEREAS, the Corporation has filed a registration statement on Form N-2 (the “Registration Statement”) to register shares of its common stock for issuance in an initial public offering (the “Offering”);

WHEREAS, the Corporation intends to file an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the Investment Company Act.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Adviser hereby agree as follows:

1.             Duties of the Adviser.

(a)           The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the board of directors of the Corporation (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Registration Statement on Form N-2 (file No.

333-191871), as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable law and (iii) in accordance with the Corporation’s articles of incorporation and bylaws as the same may be amended from time to time.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)                                   determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)                                identify, evaluate and negotiate the structure of the investments made by the Corporation;

(iii)                             execute, close, service and monitor the Corporation’s investments;

(iv)                            determine the securities and other assets that the Corporation will purchase, retain or sell;

(v)                               perform due diligence on prospective investments; and

(vi)                            provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its assets.

Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation.  In the event that the Corporation determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board.  If it is necessary for the Adviser to make investments on behalf of the Corporation through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle (in accordance with the Investment Company Act).

(b)           The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)           Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition, retention or disposition of such investments and monitoring investments on behalf of the Corporation, subject in all cases to the oversight of the Adviser and the Corporation.  The Adviser, and not the

Corporation, shall be responsible for any compensation payable to any Sub-Adviser.  Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d)           For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e)           The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Corporation, shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Corporation’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request.  The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2.             Corporation’s Responsibilities and Expenses Payable by the Corporation.   All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Corporation.  The Corporation shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:

(a)                                organization of the Corporation;

(b)                                calculations of the net asset value of the Corporation (including the cost and expenses of any independent valuation firm);

(c)                                 indemnification payments;

(d)                                providing managerial assistance to those portfolio companies that request it;

(e)                                 marketing expenses;

(f)                                  expenses relating to the development and maintenance of the Corporation’s website;

(g)                                 fees and expenses incurred by the Adviser and payable to third parties, including agents, consultants or other advisers, in connection with monitoring the financial and legal affairs of the Corporation and in monitoring the Corporation’s investments, performing due diligence on prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;

(h)                                interest payable on debt, if any, incurred by the Corporation to finance its investments and expenses related to unsuccessful portfolio acquisition efforts;

(i)                                    offerings of the common stock and other securities of the Corporation, including the Offering;

(j)                                   investment advisory fees payable to the Adviser;

(k)                                administration fees, expenses and/or payments payable under the administration agreement dated as of even date herewith (the “Administration Agreement”), between the Corporation and TPVG Administrator LLC (the “Administrator”), the Corporation’s administrator;

(l)                                    fees payable to third parties, including agents, consultants and other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(m)                            transfer agents and dividend agents and custodial fees and expenses;

(n)                                federal and state registration fees;

(o)                                all costs of registration of the Corporation’s securities with appropriate regulatory agencies;

(p)                                all costs of listing the Corporation’s securities on any securities exchange;

(q)                                U.S. federal, state and local taxes;

(r)                                   independent directors’ fees and expenses;

(s)                                  costs of preparing and filing reports or other documents required by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority or other regulators;

(t)                                   costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(u)                                costs associated with individual or groups of stockholders;

(v)                                the Corporation’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance policies, and any other insurance premiums;

(w)                              direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

(x)                                 any and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments made under the Administration Agreement based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs.

3.             Compensation of the Adviser.  The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth.  The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.  To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)           The Base Management Fee shall be calculated at an annual rate equal to 1.75% of the average adjusted gross assets of the Corporation.  As described below, average adjusted gross assets of the Corporation for any period shall include assets purchased by the Corporation with borrowed funds.  For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears.  The Base Management Fee shall be calculated based on the average value of the gross assets of the Corporation at the end of the two most recently completed calendar quarters.  Such amount shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases during a calendar quarter.  The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter).

(b)           The Incentive Fee shall be calculated and paid as set forth on Schedule A hereto as such schedule may be amended from time to time.

4.             Representations and Covenants of the Adviser.  The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act and that it will maintain such registration for as long as it acts as the Adviser under this Agreement.  The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.             Excess Brokerage Commissions.  The Adviser hereby represents, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net result for the Corporation.

6.             Limitations on the Employment of the Adviser.  The services of the Adviser to the Corporation are not, and shall not be, exclusive.  The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation; provided that its services to the Corporation hereunder are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any officer, manager, member, partner, employee, controlling person or agent of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Corporation, subject at all times to applicable law).  So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, managers, members, partners, employees, controlling persons, agents or otherwise, and that the Adviser and directors, officers, managers, members, partners, employees, controlling persons, agents and stockholders of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Corporation and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, managers, employees and agents shall be free from time to time to acquire possess manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Corporation or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Corporation; provided that the Adviser allocates investment opportunities to the Corporation, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts.  The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Corporation of any security that the Adviser and its members, officers, managers, employees and agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Corporation.  Moreover, subject to compliance with the Investment Company Act and the Investment Advisers Act, it is understood that when the Adviser determines that it would be appropriate for the Corporation and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Corporation and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time.  In such situations, the Adviser may (but is not required to) place orders for the Corporation and each Managed Account simultaneously or on an aggregated basis.  If all such orders are not filled at the same price, the Adviser may cause the Corporation and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Corporation and all relevant Managed Accounts on each applicable day.  If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

7.             Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a member, officer, manager, employee or agent of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.             Limitation of Liability of the Adviser; Indemnification.  The Adviser (and its officers, managers, members, partners, employees, controlling persons, agents, and any other person or entity affiliated with the Adviser) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, members, partners, employees, controlling persons, agents, and any other person or entity affiliated with the Adviser, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its stockholders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation.  Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its stockholders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). Notwithstanding anything contrary in this Agreement, for so long as the Corporation is subject to the Investment Company Act, the Corporation shall not advance an

Indemnified Party any expenses to the extent such advancement would violate the Investment Company Act.

9.             Effectiveness, Duration and Termination of Agreement.  This Agreement shall become effective as of the first date above written.  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.  This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s directors or by the Adviser.  This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two business days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to the Corporation, to:
TriplePoint Venture Growth BDC Corp.
Attention: Sajal K. Srivastava

2755 Sand Hill Road

Suite 150

Menlo Park, California 94025

If to the Adviser, to:

TPVG Advisers LLC

Attention: Sajal K. Srivastava

2755 Sand Hill Road

Suite 150

Menlo Park, California 94025

with a copy to (which shall not constitute notice):
Andrew S. Epstein

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

11.          Amendments.  This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

12.          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

13.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Notwithstanding the foregoing, nothing herein shall be construed in any manner inconsistent with the Investment Company Act, the Investment Advisers Act or any rule, regulation or order of the SEC promulgated thereunder and applicable to the performance of the services anticipated under this Agreement.

14.          Effect of Waiver or Consent.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.          Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties, and their respective successors and permitted assigns.  Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any party owe any duty or obligation whatsoever to any such person (other than another party) by virtue of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TRIPLEPOINT VENTURE GROWTH BDC CORP.

By:	/s/ Sajal K. Srivastava
Name: Sajal K. Srivastava
Title: President and Chief Investment Officer

TPVG ADVISERS LLC

By:	/s/ Sajal K. Srivastava
Name: Sajal K. Srivastava
Title: President

[Signature Page to Investment Advisory Agreement]

SCHEDULE A

Calculation and Payment of Incentive Fee

The Incentive Fee shall be calculated as provided below and payable (i) quarterly in arrears or (ii) in the event that the Investment Advisory Agreement is terminated, as of the termination date (each, a “Performance Period”).  The Adviser shall not be required to reimburse the Corporation for any part of an Incentive Fee it receives that was based on accrued interest that the Corporation accrues but never actually receives.

Investment Income and Capital Gains Incentive Fee Calculation

The income and capital gains incentive fee calculation (the “Income and Capital Gains Incentive Fee Calculation”) has two parts: (i) the investment income component and (ii) the capital gains component.

1.             Investment Income Component

The investment income component is calculated quarterly in arrears based on the Pre-Incentive Fee Net Investment Income (as defined below) of the Corporation for the immediately preceding calendar quarter.

“Pre-Incentive Fee Net Investment Income” means, with respect to any calendar quarter, interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during such calendar quarter, less any previously accrued income that is reversed during such calendar quarter, minus operating expenses for such calendar quarter (including the Base Management Fee, taxes, any expenses payable under the Investment Advisory Agreement and the Administration Agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Incentive Fee and any offering expenses, if any). Pre-Incentive Fee Net Investment income includes, in the case of investments with a deferred interest feature, such as end of term payments and/or payment-in-kind interest payments, accrued income that the Corporation has not yet received in cash.

Pre-Incentive Fee Net Investment Income shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.  Once calculated, Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 2% quarterly.  For purposes of this calculation, net assets for any period shall be equal to total assets less indebtedness and other liabilities of the Corporation, before taking into account any Incentive Fee payable during such period.  Pre-Incentive Fee Net Investment Income used to calculate the income component of the Incentive Fee shall also be included in the amount of the total assets of the Corporation used to calculate the Base Management Fee.  For purposes of this calculation, total assets of the Corporation shall include assets purchased with borrowed funds.

The income component of the Investment Income and Capital Gains Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the corporation shall be calculated quarterly, in arrears, as follows:

•             zero in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•             100% of the Pre-Incentive Fee Net Investment Income of the Corporation with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter (the “catch-up provision”); and

•             20% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds 2.5% in any calendar quarter.

Notwithstanding the foregoing, no incentive fee in respect of the Corporation’s Pre-Incentive Fee Net Investment Income will be payable except to the extent that 20% of the Cumulative Net Increase in Net Assets Resulting from Operations since the Corporation’s election to be treated as a business development company exceeds the cumulative Incentive Fees accrued and/or paid for pursuant to this Schedule A since the Corporation’s election to be treated as a business development company.  For the foregoing purpose, the “Cumulative Net Increase in Net Assets Resulting from Operations” is the amount, if positive, of the sum of Pre-Incentive Fee Net Investment Income, realized gains and losses and unrealized appreciation and depreciation of the Corporation since the Corporation’s election to be treated as a business development company.

These calculations shall be appropriately adjusted for any share issuances or repurchases during the quarter (based on the actual number of days elapsed relative to the total number of days in such calendar quarter).

2.             Capital Gains Component

The second part of the Incentive Fee Calculation (the “Capital Gains Incentive Fee”), will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2013, and is calculated at the end of each applicable year by subtracting:

(a)         the sum of the Corporation’s aggregate cumulative realized capital losses and aggregate cumulative unrealized depreciation from

(b)         the Corporation’s cumulative aggregate realized capital gains, in each case calculated from the date of commencement of the Corporation’s operations. If the amount so calculated is positive, then the Capital Gains Incentive Fee for such year is equal to 20% of such amount, less the aggregate amount of Capital Gains Incentive Fee paid in all prior years. If such amount is negative, then no Capital Gains Incentive Fee will be payable for such year.

The cumulative aggregate realized capital gains of the Corporation shall be calculated as the sum of the differences, if positive, between (i) the net sales price of each investment in the Corporation’s portfolio when sold and (ii) the accreted or amortized cost basis of such investment.  The cumulative aggregate realized capital losses of the Corporation shall be calculated as the sum of the amounts by which (i) the net sales price of each investment in the Corporation’s portfolio when sold is less than (ii) the accreted or amortized cost basis of such investment.  The aggregate unrealized capital depreciation of the Corporation shall be calculated as the sum of the differences, if negative, between (i) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gains Incentive Fee calculation date and (ii)  the accreted or amortized cost basis of such investment.

The capital gains component of the Incentive Fee is not subject to any minimum return to stockholders.  If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Incentive Fee.

Set forth below are illustrative examples of the Corporation’s quarterly Incentive Fee calculation:

Example 1: Income Portion of Incentive Fee before Total Return Requirement Calculation:

Assumptions

•             Hurdle rate(1) = 2.0%

•             Base management fee(2) = 0.4375%

•             Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Alternative 1

Additional Assumptions

•             Investment income (including interest, dividends, fees, etc.) = 1.25%

•             Pre-incentive fee net investment income (investment income - (base management fee + other expenses)) = 0.6125%

Pre-incentive fee net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2

Additional Assumptions

•             Investment income (including interest, dividends, fees, etc.) = 2.90%

(1) Represents 8.0% annualized hurdle rate.

(2) Represents 1.75% annualized base management fee.

(3) Excludes organizational and offering expenses.

•             Pre-incentive fee net investment income (investment income - (base management fee + other expenses)) = 2.2625%

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% × “Catch-Up”) + (the greater of 0% AND (20.0% × (pre-incentive fee net investment income – 2.0%)))

= (100% × (2.2625%-2.0%)) + 0%

= 100% × .2625%

= .2625%

Alternative 3

Additional Assumptions

•             Investment income (including interest, dividends, fees, etc.) = 3.50%

•             Pre-incentive fee net investment income (investment income - (base management fee + other expenses)) = 2.8625%

Pre-incentive fee net investment income exceeds hurdle rate, therefore there is an incentive fee

Incentive Fee = (100% × “Catch-Up”) + (the greater of 0% AND (20.0% × (pre-incentive fee net investment income – 2.5%)))

= (100% × (2.5%- 2.0%)) + (20.0% × (2.8625% - 2.5%))

= 0.5% + (20.0% × .3625%)

= 0.5% + 0.0725%

= 0.5725%

Example 2: Income Portion of Incentive Fee with Total Return Requirement Calculation:

Assumptions

•             Hurdle rate(1) = 2.0%

•             Base management fee(2) = 0.4375%

•             Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

•             Cumulative incentive compensation accrued and/or paid since the Corporation’s election to be treated as a business development company = $9,000,000

(1) Represents 8.0% annualized hurdle rate.

(2) Represents 1.75% annualized base management fee.

(3) Excludes organizational and offering expenses.

Alternative 1

Additional Assumptions

•             Investment income (including interest, dividends, fees, etc.) = 3.50%

•             Pre-incentive fee net investment income (investment income - (base management fee + other expenses)) = 2.8625%

•             20.0% of cumulative net increase in net assets resulting from operations since the Corporation’s election to be treated as a business development company = $8,000,000

Although our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% (as shown in Alternative 3 of Example 1 above), no incentive fee is payable because 20.0% of the cumulative net increase in net assets resulting from operations since the Corporation’s election to be treated as a business development company did not exceed the cumulative income and capital gains incentive fees accrued and/or paid since the Corporation’s election to be treated as a business development company.

Alternative 2

Additional Assumptions

•             Investment income (including interest, dividends, fees, etc.) = 3.50%

•             Pre-incentive fee net investment income (investment income - (management fee + other expenses)) = 2.8625%.

•             20.0% of cumulative net increase in net assets resulting from operations since the Corporation’s election to be treated as a business development company = $10,000,000

Because our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% and because 20.0% of the cumulative net increase in net assets resulting from operations since the Corporation’s election to be treated as a business development company exceeds the cumulative income and capital gains incentive fees accrued and/or paid since the Corporation’s election to be treated as a business development company, an incentive fee would be payable, as shown in Alternative 3 of Example 1 above.

Example 3: Capital Gains Portion of Incentive Fee:

Alternative 1:

Assumptions

•             Year 1: $20.0 million investment made in Company A, or “Investment A,” and $30.0 million investment made in Company B, or “Investment B.”

•             Year 2: Investment A sold for $50.0 million and fair market value, or “FMV,” of Investment B determined to be $32.0 million

•             Year 3: FMV of Investment B determined to be $25.0 million

•             Year 4: Investment B sold for $31.0 million

The capital gains portion of the incentive fee would be:

•             Year 1: None

•             Year 2: Capital gains incentive fee of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

•             Year 3: None; $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

•             Year 4: Capital gains incentive fee of $0.2; $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (capital gains fee paid in Year 2)

Alternative 2

Assumptions

•             Year 1: $20.0 million investment made in Company A, or “Investment A,” $30.0 million investment made in Company B, or “Investment B,” and $25.0 million investment made in Company C, or “Investment C.”

•             Year 2: Investment A sold for $50.0 million, FMV of Investment B determined to be $25.0 million and FMV of Investment C determined to be $25.0 million

•             Year 3: FMV of Investment B determined to be $27.0 million and Investment C sold for $30.0 million

•             Year 4: FMV of Investment B determined to be $35.0 million

•             Year 5: Investment B sold for $20.0 million

The capital gains portion of the incentive fee would be:

•             Year 1: None

•             Year 2: Capital gains incentive fee of $5 million; 20.0% multiplied by $25 million ($35 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B)

•             Year 3: Capital gains incentive fee of $1.4 million; $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation on Investment B)) less $5 million capital gains fee received in Year 2

•             Year 4: None

•             Year 5: None; $5 million of capital gains incentive fee (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative capital gains fee paid in Year 2 and Year 3